Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER AND NINE MONTHS OF 2015

ELYRIA, Ohio - (October 22, 2015) - Invacare Corporation (NYSE: IVC) today announced its financial results for the third quarter and nine months ended September 30, 2015.

Except for free cash flow(a), the financial information excludes the discontinued operations of Altimate Medical, Inc. (Altimate), the company's former manufacturer of stationary standing assistive devices for use in patient rehabilitation that was divested on August 29, 2014. Altimate was a part of the North America/Home Medical Equipment (HME) segment. On July 2, 2015, the company divested its United States medical device rentals businesses for long-term care facilities (rentals businesses), which were a part of the Institutional Products Group (IPG) segment. The rentals businesses were not deemed discontinued operations for financial reporting purposes, and therefore are included in the results below unless otherwise noted.

FINANCIAL HIGHLIGHTS FOR THE THIRD QUARTER

•	GAAP loss per share from continuing operations was $0.24 for the quarter compared to $0.90 last year.

•	Adjusted net loss per share from continuing operations was $0.13 compared to $0.56 last year.

•
Free cash flow was negative $1.0 million compared to positive $14.3 million last year. In the third quarter 2015, free cash flow was unfavorably impacted by $13.7 million in payments related to the 2014 retirement of two executive officers of the company.

•
Constant currency net sales, excluding the divested rentals businesses, increased 1.1% for the quarter compared to the same period last year. Reported net sales from continuing operations decreased 11.5%.

•	Debt outstanding as of September 30, 2015, was $49.0 million compared to $49.5 million as of June 30, 2015.

CEO SUMMARY

Commenting on the company's third quarter 2015 financial results, Matthew E. Monaghan, Chairman, President and Chief Executive Officer, said, "For the consolidated company, constant currency net sales(b) grew 1.1% compared to the third quarter 2014, excluding the rentals businesses that we divested on July 2, 2015. The team actively controlled selling, general and administrative (SG&A) expense resulting in adjusted net loss per share(c) of $0.13, an improvement from a loss of $0.56 last year. Last year's third quarter net loss included an incremental warranty expense of $0.27 per share. In the third quarter 2015, free cash flow of negative $1.0 million was unfavorably impacted by retirement payments of $13.7 million to executive officers who retired in 2014. Excluding these retirement payments, free cash flow would have been positive $12.7 million."

Monaghan continued, "Our top two priorities remain establishing a strong enterprise-wide quality culture and generating profitable growth. We continue to dedicate resources to improve our quality systems, deploy effective and efficient procedures, and accumulate evidence that demonstrates our sustainable compliance. Also in the third quarter, we expanded our existing borrowing capacity, as planned, with the addition of a tranche of European asset-based borrowing. I am pleased with the overall progress reflected in the third quarter financial results compared to prior year and compared to periods earlier this year. Still, substantial work remains to transform our business.

Despite the improved results in the third quarter, September’s results were weak. We expect turbulence in the U.S. business due to customer reaction to the impending 2016 rural deployment of National Competitive Bidding reimbursement rates. In addition, our European segment has historically performed the strongest in the third quarter."

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

For the third quarter, GAAP loss per share was $0.24 compared to loss per share of $0.90 for the same period last year ($7.8 million net loss compared to $28.7 million net loss). The current quarter net loss was significantly impacted by unfavorable net sales and increased tax expense. The tax expense for the quarter included a non-cash discrete amount of $0.11 per share ($3.4 million expense) as a result of goodwill deducted for tax purposes in the quarter from the sale of the rentals businesses, but retained in the IPG segment for financial reporting purposes, resulting in an indefinite intangible deferred tax liability and an increased valuation allowance. The net loss for the third quarter of 2014 was significantly impacted by incremental warranty expense of $0.27 per share ($8.7 million after-tax expense), intangible asset write-downs of $0.26 per share ($8.3 million after-tax expense), restructuring charges of $0.12 per share ($3.8 million after-tax expense), and an incremental expense related to the retirement of an executive officer of the company of $0.06 per share ($1.8 million after-tax expense).

For the third quarter, adjusted net loss per share was $0.13 compared to adjusted net loss per share of $0.56 for the same period last year ($4.0 million adjusted net loss(d) compared to $17.8 million adjusted net loss). The reduction in adjusted net loss was driven by favorable SG&A and warranty expenses.

Net sales for the third quarter decreased 11.5% to $283.8 million from $320.5 million in the same period last year. Constant currency net sales decreased 1.5% for the quarter compared to the same period last year. Constant currency net sales increased in the European and Asia/Pacific segments, but were more than offset by declines in the North America/HME and IPG segments. Excluding the impact from the divested rentals businesses in the IPG segment, constant currency net sales increased 1.1% for the quarter compared to the same period last year. Net sales of products manufactured from the Taylor Street facility, which were impacted by the company's consent decree with the United States Food and Drug Administration (FDA) and which included products sold primarily in the North America/HME segment, were approximately $10.9 million in the third quarter of 2015 compared to approximately $11.9 million in the third quarter last year.

For the third quarter, gross margin as a percentage of net sales was higher by 1.0 percentage point compared to the third quarter of last year. Gross margin for the third quarter of 2014 included incremental warranty expense of $9.3 million for product recalls, which negatively impacted gross margin by 2.9 percentage points. Excluding the incremental warranty expense recorded in 2014, gross margin as a percentage of net sales for the third quarter of 2015 decreased by 1.9 percentage points as compared to the third quarter of last year driven by an unfavorable change in sales mix resulting from the sale of the rentals businesses (1.3 percentage points), and by the impact of foreign exchange. The rentals businesses had a higher than average gross margin as a percentage of net sales compared to the overall company.

In the third quarter, SG&A expense decreased by 21.0% to $77.6 million from $98.2 million last year. Foreign currency translation reduced SG&A expense by $6.7 million, or 6.8 percentage points. Constant currency SG&A expense decreased $13.9 million, or 14.2%, compared to the third quarter of last year. The $13.9 million decrease in constant currency SG&A expense was driven by the sale of the rentals businesses in July 2015, which decreased SG&A expense by $6.7 million, with the remaining decrease primarily due to reduced employment, consulting, depreciation and amortization expenses.

No material restructuring charges were incurred in the third quarter of 2015. In the third quarter of 2014, the company incurred after-tax restructuring charges of $3.8 million. These restructuring charges were excluded from adjusted net loss per share.

For the nine months ended September 30, 2015, GAAP loss per share was $0.73 compared to loss per share of $1.94 last year ($23.5 million net loss compared to $62.1 million net loss). The current year's net loss was significantly impacted by lower net sales, unfavorable gross margin driven by foreign exchange, a write-off of $0.02 per share ($0.7 million after-tax expense) for bank fees related to the previous credit agreement, and restructuring charges of $0.03 per share ($0.9 million after-tax expense). In addition, tax expense for the nine months ended September 30, 2015, included a non-cash discrete amount of $0.11 per share ($3.4 million expense) as a result of goodwill deducted for tax purposes in the third quarter of 2015 from the sale of the rentals businesses, but retained in the IPG segment for financial reporting purposes, resulting in an indefinite intangible deferred tax liability and an increase to the valuation allowance. For the nine months ended September 30, 2014, net loss was impacted by incremental warranty expense of $0.34 per share ($10.8 million after-tax expense), intangible asset write-downs of $0.26 per share ($8.3 million after-tax expense), restructuring charges of $0.23 per share ($7.4 million after-tax expense), and an incremental expense of $0.09 per share ($2.8 million after-tax expense) related to the retirement of certain executive officers of the company.

For the nine months ended September 30, 2015, adjusted net loss per share was $0.57 compared to adjusted net loss per share of $1.47 for the same period last year ($18.2 million adjusted net loss compared to $47.1 million adjusted net loss). The reduction in adjusted net loss was primarily driven by decreases in SG&A and warranty expenses. These benefits were partially offset by unfavorable gross margin due to foreign exchange, and by lower net sales.

For the nine months ended September 30, 2015, net sales decreased 9.8% to $859.1 million from $952.0 million in the same period last year. For the first nine months, constant currency net sales decreased 0.5% compared to the same period last year. Higher constant currency net sales in the European and Asia/Pacific segments were offset by lower constant currency net sales in the North America/HME and IPG segments. Constant currency net sales for the company, excluding the impact of the divested rentals businesses in the IPG segment, increased 0.5% for the nine months ended September 30, 2015, compared to the same period last year. Net sales of products manufactured from the Taylor Street facility, which were impacted by the company's consent decree with the FDA and which included products sold primarily in the North America/

HME segment, were approximately $31.1 million for the nine months ended September 30, 2015, compared to approximately $31.9 million in the same period last year.

EUROPE

For the third quarter, European net sales decreased 11.4% to $140.5 million from $158.5 million in the same period last year. Constant currency net sales for the quarter increased 5.7% compared to the third quarter last year driven by increases in mobility and seating, and respiratory products. For the third quarter, earnings before income taxes increased to $13.5 million compared $12.2 million last year. The third quarter of 2014 included incremental warranty expense of $3.4 million and restructuring charges of $0.1 million. Excluding restructuring and incremental warranty expenses in 2014, earnings before income taxes decreased by $2.2 million in the third quarter of 2015 compared to the same period last year. This reduction in earnings was primarily due to unfavorable foreign exchange, partially offset by reduced SG&A expense due to lower depreciation and amortization.

For the first nine months, European net sales decreased 12.6% to $397.7 million from $455.3 million for the same period last year. Constant currency net sales increased 4.3% driven by improvements in all three product categories. For the first nine months, earnings before income taxes decreased to $27.1 million compared to $33.2 million last year. The first nine months of 2014 included incremental warranty expense of $3.4 million. Excluding the incremental warranty expense in 2014 and restructuring charges for both periods, earnings before income taxes decreased by $10.4 million in the first nine months of 2015 compared to the same period prior year. The reduction in earnings was primarily due to unfavorable foreign exchange and a reduced gross margin, which was driven, in part, by negative sales mix. The reduction in earnings was partially offset by reduced SG&A expense due to lower depreciation and amortization.

NORTH AMERICA/HOME MEDICAL EQUIPMENT (HME)

For the third quarter, North America/HME net sales decreased 7.8% to $114.6 million from $124.3 million in the same period last year. Constant currency net sales decreased 6.4% compared to the third quarter last year, driven by declines in all three product categories. Loss before income taxes was $9.1 million in the third quarter compared to loss before income taxes of $22.6 million in the third quarter last year. The third quarter 2014 loss included incremental warranty expense of $5.6 million and restructuring charges of $3.0 million. Excluding the incremental restructuring and warranty expenses in 2014, loss before income taxes improved by $4.9 million when comparing the third quarter of 2015 to the same period last year. This improvement was driven by favorable SG&A expense from reductions in consulting and employment costs, and by improved gross margin due to favorable manufacturing costs.

For the first nine months, North America/HME net sales decreased 6.3% to $358.8 million from $383.1 million in the same period last year. Constant currency net sales decreased 5.3% compared to last year driven by declines in all product categories. Loss before income taxes was $25.8 million in the first nine months of 2015 compared to loss before income taxes of $54.8 million in the same period last year. The loss in the first nine months of 2014 included incremental warranty expense of $6.8 million. Excluding the incremental warranty expense in 2014, as well as restructuring charges in both periods, loss before income taxes improved by $18.2 million in the first nine months of 2015 compared to the same period prior year. This improvement was driven by favorable SG&A expense from reductions in employment, consulting, depreciation and amortization expenses, and by improved gross margin due to favorable manufacturing costs.

INSTITUTIONAL PRODUCTS GROUP (IPG)

For the third quarter, IPG net sales decreased by 30.0% to $17.6 million from $25.2 million last year. Constant currency net sales decreased 29.2%. Excluding the net sales impact of the divested rentals businesses, reported net sales increased by 3.7%, and by 4.9% on a constant currency basis. This increase was driven by interior design projects and case goods partially offset by sales declines in beds. Earnings before income taxes were $1.4 million in the third quarter 2015 compared to loss before income taxes of $7.3 million in the third quarter of last year. The third quarter of 2014 loss before income taxes included an intangible impairment charge of $8.3 million and restructuring charges of $0.6 million. Excluding the intangible impairment charge in 2014 and restructuring charges for both periods, earnings before income taxes declined by $0.2 million in the third quarter 2015 compared to third quarter 2014. This decrease in earnings before income taxes was largely due to a negative gross margin impacted by increased freight expense. The decline was partially offset by favorable SG&A expense, primarily related to lower employment costs. In addition, the rentals businesses generated a loss before income taxes in the third quarter of 2014.

For the first nine months, IPG net sales decreased by 9.4% to $68.9 million from $76.1 million last year. Constant currency net sales decreased 8.7%. Excluding the net sales impact of the divested rentals businesses, reported net sales increased by 5.3%, and by 6.4% on a constant currency basis compared to the first nine months of 2014. The increase was driven largely by interior design projects and tub sales partially offset by a sales decline in beds. Earnings before income taxes were $5.0 million for the first nine months of 2015 compared to loss before income taxes of $7.6 million in the same period last year. Excluding the $8.3 million intangible impairment charge recorded in the third quarter of 2014, as well as restructuring charges in both periods, earnings before income taxes in the first nine months of 2015 improved compared to the same period last year. This improvement in earnings was primarily the result of the 2015 sale of the rentals businesses, which had generated a loss before income taxes. The increase in earnings also was driven by favorable SG&A expense from lower employment costs. Gross margin was negatively impacted by freight costs.

ASIA/PACIFIC

For the third quarter 2015, Asia/Pacific net sales decreased 12.3% to $11.1 million from $12.6 million last year. Constant currency net sales increased 10.5% due to net sales increases in the New Zealand and Australian distribution businesses, as well as increases in the company's subsidiary that produces microprocessor controllers. For the third quarter, loss before income taxes was $0.4 million compared to loss of $1.7 million in the third quarter of last year. The third quarter of 2014 loss before income taxes included restructuring charges of $0.4 million and incremental warranty expense of $0.3 million. Excluding the incremental warranty expense and restructuring charges from 2014, the improvement in loss before income taxes in the third quarter of 2015 of $0.6 million compared to the same period last year was largely due to favorable gross margin as a result of reduced manufacturing and freight costs, and to lower SG&A expense driven by employment costs.

For the first nine months, Asia/Pacific net sales decreased 10.3% to $33.7 million from $37.5 million last year. Constant currency net sales increased 6.4% primarily due to the New Zealand distribution business and the company's subsidiary that produces microprocessor controllers. For the first nine months, loss before income taxes was $2.5 million compared to a loss of $6.8 million in the same period last year. The first nine months of 2014 included incremental warranty expense of $1.3 million and restructuring charges of $0.4 million. Excluding the incremental warranty expense in 2014, as well as restructuring expenses in both periods, loss before income taxes improved in the first nine months of 2015 compared to the same period last year. This improvement is primarily due to favorable SG&A expense from employment costs, and reduced manufacturing and freight costs.

FINANCIAL CONDITION

As of September 30, 2015, total debt outstanding was $49.0 million, compared to $49.5 million at June 30, 2015, and compared to $22.3 million as of December 31, 2014 (including the convertible debt discount, which reduced convertible debt and increased equity by $1.4 million as of September 30, 2015, $1.6 million as of June 30, 2015, and $2.0 million as of December 31, 2014). The company's total debt outstanding as of September 30, 2015, consisted of zero drawn on the revolving credit facility, $13.4 million in convertible debt and $35.6 million of other debt, principally lease liabilities. During the third quarter, borrowings on the revolving credit facility ranged from a high of $18.3 million to a low of zero with an ending balance of zero. The available borrowing capacity on the existing U.S.-Canada portion of the company's credit agreement was $44.5 million as of September 30, 2015. At the end of the third quarter, the company added a tranche of European asset-based borrowing, as allowed by the existing facility. This enhanced facility provided additional borrowing capacity of $20.5 million as of September 30, 2015.

The company's cash balances were $33.5 million as of September 30, 2015, compared to $22.7 million as of June 30, 2015, and $38.9 million as of December 31, 2014. In July 2015, the company received approximately $13.7 million in net proceeds from the sale of its rentals businesses. These net proceeds are excluded from the company’s free cash flow calculation.

In the third quarter, the company reported negative free cash flow of $1.0 million compared to positive free cash flow of $14.3 million in the third quarter of 2014. The third quarter free cash flow was unfavorably impacted by $13.7 million in payments related to the 2014 retirement of two executive officers of the company, and by a decline in accounts payable. Free cash flow benefited in the quarter from a reduction in accounts receivable and inventory.

As of the end of the third quarter, days sales outstanding were 47 days, up from 45 days as of December 31, 2014, and down from 48 days as of September 30, 2014. At the end of the third quarter, inventory turns were 4.7, down from 4.9 as of December 31, 2014, and equal to 4.7 as of September 30, 2014.

STATUS OF THE CONSENT DECREE

On December 21, 2012, the company entered into a consent decree of injunction with the FDA related to the company's Corporate headquarters and Taylor Street wheelchair manufacturing facility in Elyria, Ohio. The consent decree limits production at the Taylor Street manufacturing facility to orders meeting certain documentation requirements. In order to resume full operations at the impacted facilities, the company must complete three separate third-party expert certification audits, followed by an FDA inspection and written determination that the facilities are in compliance. The timing of resuming full operations at these facilities cannot be predicted. The company has dedicated cross-functional resources to improving its corporate quality system and to accumulating evidence demonstrating a strong enterprise-wide quality culture. For more information about the consent decree, refer to the company's Form 10-K and 10-Q filings with the Securities and Exchange Commission (SEC).

(a) As used throughout this document, "free cash flow" is a non-GAAP financial measure, which is defined as net cash used by operating activities, excluding net cash flow impact related to restructuring activities, less purchases of property and equipment, adding back proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(b) As used throughout this document, "constant currency net sales" is a non-GAAP financial measure, which is defined as net sales excluding the impact of foreign currency translation. A table accompanying this release compares net sales as reported and net sales excluding the effects of foreign exchange translation by segment and for the consolidated company for the three- and nine-month periods ended September 30, 2015, and September 30, 2014. Management believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.

(c) As used throughout this document, "adjusted net loss per share" (Adjusted EPS) is a non-GAAP financial measure, which is defined as adjusted net loss(d) divided by weighted average shares outstanding - assuming dilution. It should be noted that the company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(d) As used throughout this document, "adjusted net loss" is a non-GAAP financial measure, which is defined as net loss from continuing operations excluding the impact of restructuring charges ($0.9 million pre-tax for the nine months ended September 30, 2015 compared to $4.1 million and $8.4 million pre-tax for the three and nine months ended September 30, 2014, respectively), amortization of the convertible debt discount recorded in interest expense ($0.2 million and $0.6 million pre-tax for the three and nine months ended September 30, 2015 compared to $0.2 million and $0.5 million pre-tax for the three and nine months ended September 30, 2014, respectively), adding back of additional interest expense allocation as a result of the sale of Altimate ($0.1 million and $0.2 million pre-tax for the three and nine months ended September 30, 2014, respectively), intangible asset write-downs ($8.3 million pre-tax for the three and nine months ended September 30, 2014), and excluding changes in tax valuation allowances. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

CONFERENCE CALL

As previously announced, the company will conduct a conference call for investors and other interested parties on Thursday, October 22, 2015, at 8:30 AM ET to discuss the company’s performance. Those wishing to participate in the live call should dial 888-452-4004, or for international callers 719-325-2441, and enter Conference ID 1518524. A digital recording will be available two hours after completion of the conference call from October 22, 2015 through October 29, 2015. To access the recording, US/Canada callers should dial 888-203-1112 or 719-457-0820 for international callers, and enter the Conference ID 1518524.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is a global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The company has 4,700 associates and markets its products in approximately 100 countries around the world. For more information about the company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, denote forward-looking statements that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties, which include, but are not limited to, the following: regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations in the United States or abroad; adverse effects of regulatory or governmental inspections of company facilities at any time and governmental enforcement actions; product liability or warranty claims; product recalls, including more extensive recall experience than expected; compliance costs, limitations on the production and/or distribution of the company's products, inability to bid on or win certain contracts, unabsorbed capacity utilization, including fixed costs and overhead, or other adverse effects of the FDA consent decree of injunction; any circumstances or developments that might further delay or adversely impact the results of the final, most comprehensive third-party expert certification audit or FDA inspection at any time of the company's quality systems at the Elyria, Ohio, facilities impacted by the FDA consent decree, including any possible requirement to perform additional remediation activities or further resultant delays in receipt of the written notification to resume operations (which could have a material adverse effect on the company's business, financial condition, liquidity or results of operations); the failure or refusal of customers or healthcare professionals to sign verification of medical necessity (VMN) documentation or other certification forms required by the exceptions to the FDA consent decree; possible adverse effects of being leveraged, including interest rate or event of default risks; the company's inability to satisfy its liquidity needs in light of monthly borrowing base movements and daily cash needs of the business under its asset-based lending credit facilities; legal actions, including adverse judgments or settlements of litigation or claims in excess of available insurance limits; adverse changes in government and other third-party payor reimbursement levels and practices both in the U.S. and in other countries (such as, for example, more extensive pre-payment reviews and post-payment audits by payors, or the Medicare National Competitive Bidding program); impacts of the U.S. Affordable Care Act of 2010 (such as, for example, the impact on the company of the excise tax on certain medical devices, and the company's ability to successfully offset such impact); ineffective cost reduction and restructuring efforts or inability to realize anticipated cost savings or achieve desired efficiencies from such efforts; delays, disruptions or excessive costs incurred in facility closures or consolidations; exchange rate or tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or lower costs or new product platforms that deliver the anticipated benefits; consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; decreased availability or increased costs of materials which could increase the company's costs of producing or acquiring the company's products, including possible increases in commodity costs or freight costs; heightened vulnerability to a hostile takeover attempt; provisions of Ohio law or in the company's debt agreements or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in the company's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, the company does not undertake and specifically declines any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

 INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS) (UNAUDITED)

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net sales	$283,776	$320,520	$859,073	$951,964
Cost of products sold	206,137	235,873	627,052	692,946
Gross Profit	77,639	84,647	232,021	259,018
Selling, general and administrative expenses	77,577	98,181	241,362	295,328
Charges related to restructuring activities	11	4,077	940	8,407
Asset write-downs related to intangible assets	—	8,253	—	8,253
Interest expense - net	841	511	2,040	1,855
Loss from Continuing Operations before Income Taxes	(790)	(26,375)	(12,321)	(54,825)
Income taxes *	7,000	2,350	11,200	7,250
Loss from Continuing Operations	(7,790)	(28,725)	(23,521)	(62,075)

Net Earnings-Discontinued Operations (net of tax of $585 and $985 for 2014)	—	50	—	1,811
Gain on Sale of Discontinued Operations (net of tax of $0; $3,490; $140; and $3,490)	—	13,579	260	13,579
Total Net Earnings from Discontinued Operations	—	13,629	260	15,390

Net Loss	$(7,790)	$(15,096)	$(23,261)	$(46,685)

Net Earnings (Loss) per Share—Basic
Net Loss from Continuing Operations	$(0.24)	$(0.90)	$(0.73)	$(1.94)
Total Net Earnings from Discontinued Operations	$—	$0.43	$0.01	$0.48
Net Loss per Share—Basic	$(0.24)	$(0.47)	$(0.72)	$(1.46)

Weighted Average Shares Outstanding—Basic	32,175	32,006	32,144	32,005

Net Earnings (Loss) per Share—Assuming Dilution
Net Loss from Continuing Operations **	$(0.24)	$(0.90)	$(0.73)	$(1.94)
Total Net Earnings from Discontinued Operations	$—	$0.42	$0.01	$0.48
Net Loss per Share—Assuming Dilution **	$(0.24)	$(0.47)	$(0.72)	$(1.46)

Weighted Average Shares Outstanding—Assuming Dilution	32,715	32,194	32,655	32,216

* Due to accounting requirements associated with the intraperiod allocation of taxes, a benefit to continuing operations will offset the tax expense recorded in discontinued operations.

** Net earnings (loss) per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS PER SHARE FROM CONTINUING OPERATIONS
TO ADJUSTED NET LOSS PER SHARE (c)

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Continuing Operations:	2015	2014	2015	2014
Net loss per share - assuming dilution*	$(0.24)	$(0.90)	$(0.73)	$(1.94)
Weighted average shares outstanding- assuming dilution	32,175	32,006	32,144	32,005
Net loss	(7,790)	(28,725)	(23,521)	(62,075)
Income taxes	7,000	2,350	11,200	7,250
Loss before income taxes	(790)	(26,375)	(12,321)	(54,825)
Restructuring charges	11	4,077	940	8,407
Amortization of discount on convertible debt	201	180	588	525
Discontinued operations interest allocation reversal	—	(52)	—	(202)
Asset write-downs related to intangible assets	—	8,253	—	8,253
Adjusted loss before income taxes	(578)	(13,917)	(10,793)	(37,842)
Income taxes	3,450	3,850	7,400	9,250
Adjusted net loss (d)	$(4,028)	$(17,767)	$(18,193)	$(47,092)

Weighted average shares outstanding - assuming dilution	32,175	32,006	32,144	32,005
Adjusted net loss per share - assuming dilution (c) *	$(0.13)	$(0.56)	$(0.57)	$(1.47)

(c) Adjusted net loss per share (Adjusted EPS) is a non-GAAP financial measure, which is defined as adjusted net loss(d) divided by weighted average shares outstanding, assuming dilution. It should be noted that the company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance.

(d) Adjusted net loss is a non-GAAP financial measure which is defined as net loss from continuing operations excluding the impact of restructuring charges ($0.9 million pre-tax for the nine months ended September 30, 2015 and $4.1 million and $8.4 million pre-tax for the three and nine months ended September 30, 2014, respectively), amortization of the convertible debt discount recorded in interest expense ($0.2 million and $0.6 million pre-tax for the three and nine months ended September 30, 2015, respectively, and $0.2 million and $0.5 million for the three and nine months ended September 30, 2014, respectively), adding back of additional interest expense allocation as a result of the sale of Altimate ($0.1 million and $0.2 million pre-tax for the three and nine months ended September 30, 2014), intangible asset write-downs ($8.3 million pre-tax for the three and nine months ended September 30, 2014), and excluding changes in tax valuation allowances.  As a result of the sale of Altimate, the company was required to allocate a portion of interest expense to the discontinued operation. However for purposes of adjusted net loss, the company is reflecting its total interest expense in the calculation as this is indicative of the historic continuing operations of the company.

*Net loss per share assuming dilution and adjusted net loss per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

 INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The company operates in four primary business segments:  North America/Home Medical Equipment (HME), Institutional Products Group, Europe and Asia/Pacific. The four reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $38,108,000 and $32,519,000 for the three months ended September 30, 2015 and September 30, 2014, respectively compared to $109,482,000 and $92,462,000 for the nine months ended September 30, 2015 and September 30, 2014, respectively. The information by segment is as follows:

	Three Months Ended			Nine Months Ended
(In thousands)	September 30,			September 30,
	2015	2014	Increase (Decrease)	2015	2014	Increase (Decrease)
Revenues from external customers
North America/HME	$114,605	$124,258	$(9,653)	$358,792	$383,109	$(24,317)
Institutional Products Group	17,604	25,151	(7,547)	68,888	76,072	(7,184)
Europe	140,514	158,505	(17,991)	397,736	455,263	(57,527)
Asia/Pacific	11,053	12,606	(1,553)	33,657	37,520	(3,863)
Consolidated	$283,776	$320,520	$(36,744)	$859,073	$951,964	$(92,891)

Earnings (loss) before income taxes
North America/HME	$(9,119)	$(22,568)	$13,449	$(25,770)	$(54,821)	$29,051
Institutional Products Group*	1,404	(7,275)	8,679	4,979	(7,636)	12,615
Europe	13,464	12,181	1,283	27,069	33,190	(6,121)
Asia/Pacific	(364)	(1,736)	1,372	(2,538)	(6,835)	4,297
All Other	(6,175)	(6,977)	802	(16,061)	(18,723)	2,662
Consolidated	$(790)	$(26,375)	$25,585	$(12,321)	$(54,825)	$42,504

Restructuring charges before income taxes
North America/HME	$20	$3,041	$(3,021)	$710	$4,689	$(3,979)
Institutional Products Group	1	591	(590)	73	2,308	(2,235)
Europe	—	69	(69)	160	1,030	(870)
Asia/Pacific	(10)	376	(386)	(3)	380	(383)
Consolidated	$11	$4,077	$(4,066)	$940	$8,407	$(7,467)

Earnings (loss) before income taxes excluding restructuring charges
North America/HME	$(9,099)	$(19,527)	$10,428	$(25,060)	$(50,132)	$25,072
Institutional Products Group*	1,405	(6,684)	8,089	5,052	(5,328)	10,380
Europe	13,464	12,250	1,214	27,229	34,220	(6,991)
Asia/Pacific	(374)	(1,360)	986	(2,541)	(6,455)	3,914
All Other	(6,175)	(6,977)	802	(16,061)	(18,723)	2,662
Consolidated	$(779)	$(22,298)	$21,519	$(11,381)	$(46,418)	$35,037

“All Other” consists of unallocated corporate selling, general and administrative expenses, which do not meet the quantitative criteria for determining reportable segments.
* Includes an asset write down related to intangible assets of $8.3 million for the three and nine months ended September 30, 2014.

 INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT NET SALES (UNAUDITED)

The following tables provide net sales change for continuing operations as reported and as adjusted to exclude the impact of foreign exchange translation (constant currency net sales) as well as net sales further adjusted to exclude the impact of the sale of the rentals businesses, which were sold in July 2015 and not deemed discontinued operations for financial reporting purposes.

Three months ended September 30, 2015 compared to September 30, 2014:

	Reported	Foreign Exchange Translation Impact	Constant Currency
North America / HME	(7.8)%	(1.4)%	(6.4)%
Institutional Products Group	(30.0)%	(0.8)%	(29.2)%
Europe	(11.4)%	(17.1)%	5.7%
Asia/Pacific	(12.3)%	(22.8)%	10.5%
Consolidated	(11.5)%	(10.0)%	(1.5)%

	Reported	Impact of Rentals Businesses	Reported excluding Rentals Businesses
Institutional Products Group	(30.0)%	(33.7)%	3.7%
Consolidated	(11.5)%	(2.4)%	(9.1)%

	Constant Currency	Impact of Rentals Businesses	Constant Currency excluding Rentals Businesses
Institutional Products Group	(29.2)%	(34.1)%	4.9%
Consolidated	(1.5)%	(2.6)%	1.1%

Nine months ended September 30, 2015 compared to September 30, 2014:

	Reported	Foreign Exchange Translation Impact	Constant Currency
North America / HME	(6.3)%	(1.0)%	(5.3)%
Institutional Products Group	(9.4)%	(0.7)%	(8.7)%
Europe	(12.6)%	(16.9)%	4.3%
Asia/Pacific	(10.3)%	(16.7)%	6.4%
Consolidated	(9.8)%	(9.3)%	(0.5)%

	Reported	Rentals Businesses Impact	Reported excluding Rentals Businesses
Institutional Products Group	(9.4)%	(14.7)%	5.3%
Consolidated	(9.8)%	(0.9)%	(8.9)%

	Constant Currency	Rentals Businesses Impact	Constant Currency excluding Rentals Businesses
Institutional Products Group	(8.7)%	(15.1)%	6.4%
Consolidated	(0.5)%	(1.0)%	0.5%

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2015	December 31, 2014
	(In thousands)
Assets
Current Assets
Cash and cash equivalents	$33,472	$38,931
Trade receivables, net	143,340	154,207
Installment receivables, net	1,026	1,054
Inventories, net	147,059	155,561
Deferred income taxes and other current assets	32,464	38,846
Assets held for sale - current	—	17,388
Total Current Assets	357,361	405,987
Other Assets	39,366	57,066
Property and Equipment, net	86,333	79,659
Goodwill	382,289	421,019
Total Assets	$865,349	$963,731
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$100,465	$119,927
Accrued expenses	123,329	155,699
Current taxes, payable and deferred	22,575	12,634
Short-term debt and current maturities of long-term obligations	1,849	959
Liabilities held for sale - current	—	1,013
Total Current Liabilities	248,218	290,232
Long-Term Debt	45,786	19,372
Other Long-Term Obligations	80,484	88,805
Shareholders’ Equity	490,861	565,322
Total Liabilities and Shareholders’ Equity	$865,349	$963,731

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH USED BY
OPERATING ACTIVITIES TO FREE CASH FLOW (a)

	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2015	2014	2015	2014
Net cash used by operating activities	$(154)	$14,037	$(35,549)	$138
Plus:
Net cash impact related to restructuring activities	716	2,672	3,125	6,139
Sales of property and equipment	4	6	23,093	9
Less:
Purchases of property and equipment	(1,613)	(2,397)	(5,896)	(9,295)
Free Cash Flow	$(1,047)	$14,318	$(15,227)	$(3,009)

(a) Free cash flow is a non-GAAP financial measure that is comprised of net cash used by operating activities, excluding net cash flow impact related to restructuring activities, less purchases of property and equipment, adding back proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments.